UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2014

DEER VALLEY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	000-05388	20-5256635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3030 N. Rocky Point Drive W, Suite 150, Tampa, FL 33607

(Address of principal executive offices) (Zip code)

(813) 418-5250

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

DEER VALLEY CORPORATION

FORM 8-K

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report on Form 8-K to “we,” “us,” “Deer Valley” and the “Company” are to Deer Valley Corporation, a Florida corporation, together with its wholly-owned subsidiaries, Deer Valley Homebuilders, Inc., an Alabama corporation; Deer Valley Financial Corp., a Florida corporation; and Deer Valley Home Repair Services, Inc., a Florida corporation.

Item 5.01.	Changes in Control of Registrant

On September 3, 2014, Peerless Systems Corporation, a Delaware corporation (“Peerless”), Vicis Capital Master Fund, a Cayman Island unit trust managed by Vicis Capital, LLC (“Vicis”), and Deer Valley Corporation, a Florida corporation (the “Company”), entered into a Stock Purchase Agreement (the “SPA”). The transaction described in the SPA closed, and the consummation of the transaction described in the SPA occurred, effective as of October 6, 2014 (the “Closing Date”).

Pursuant to the terms and conditions of the SPA, (a) Vicis sold to Peerless, and Peerless purchased from Vicis, 12,310,458 shares of the Company’s common stock, and (b) the Company sold to Peerless, and Peerless purchased from the Company, 126,000 shares of the Company’s common stock that the Company held in treasury (collectively, the “Purchase Shares”). The Purchased Shares represent approximately eighty percent (80%) of the Company’s issued and outstanding shares and were acquired for an aggregate purchase price of $3,681,900. The source of funds used for the purchase price for the Purchased Shares was from cash-on-hand of Peerless.

The SPA contains representations, warranties and covenants of the parties customary for transactions of this type. The description of the foregoing transaction does not purport to be complete and is qualified in its entirety by the terms of the SPA filed as an exhibit to the Current Report on Form 8-K that was filed by Peerless with the Securities and Exchange Commission on September 3, 2014.

There are no arrangements or understandings between Vicis and Peerless and their associates with respect to the election of directors or other matters. Except for the transaction described in the SPA, the Company does not know of any arrangements the operation of which would result in a change in control of the Company following the date of this Current Report on Form 8-K.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of the Closing Date, each of John N. Giordano and Charles G. Masters resigned as a director of the Company. John N. Giordano and Charles G. Masters did not hold any position on any committee of the board of directors of the Company at the time of their resignation. The resignations of John Giordano and Charles G. Masters are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

By Written Action of the Board of Directors dated September 2, 2014, the board of directors of the Company approved the increase in the size of the board of directors of the Company from five (5) directors to seven (7) directors. Effective as of the Closing Date, the remaining directors appointed and elected the following individuals to fill the vacancies created by the increase in the size of the board of directors of the Company and by the resignations of John N. Giordano and Charles G. Masters: Timothy E. Brog, Kevin A. Cavanaugh, Julius Bloomston, and Damien J. Park. Messrs. Brog, Cavanaugh, Bloomston and Park have not been appointed to any committee of the board of directors of the Company.

There are no arrangements, understandings or any material plans, contracts or arrangements regarding Messrs. Brog, Cavanaugh, Bloomston or Park that require disclosure. There are no transactions, during the last two (2) fiscal years, and there are no proposed transactions to which the Company or its subsidiaries was or is to become a party, and the amount involved exceeds $120,000.00, in which Messrs. Brog, Cavanaugh, Bloomston and Park, the new directors, or members of their immediate families had, or is to have, a direct or indirect material interest.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective as of the Closing Date, the board of directors of the Company adopted and approved the Amended and Restated Bylaws of the Company filed as an exhibit with this Form 8-K (the “Amended and Restated Bylaws”). The previous bylaws of the Company are also filed as an exhibit with this Form 8-K (the “Previous Bylaws”).

Below please find a description of material provisions changed by the Amended and Restated Bylaws:

•	Section 3.2 of the Previous Bylaws specified that the annual meeting of stockholders shall generally be held at 10:00 am on the second Thursday in November in each year. The Amended and Restated Bylaws remove this specified date and time and provide that the date, time and place of the annual meeting of stockholders shall be designated by the board of directors of the Company.

•	Section 3.5 of the Amended and Restated Bylaws has been adopted describing and amending, among other things, who may call a special meeting of stockholders, how the date, time and place of such special meeting will be fixed or designated, the business that can be conducted at such special meeting and the required notice to stockholders of such special meeting.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

3.01	Amended and Restated Bylaws of Deer Valley Corporation effective as of September 30, 2014 (which are referred to in this Form 8-K as the Amended and Restated Bylaws)

3.02	Bylaws of Deer Valley Corporation (undated) (which are referred to in this Form 8-K as the Previous Bylaws)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER VALLEY CORPORATION

By:	/s/ Charles G. Masters
Name:	Charles G. Masters
Title:	President, Chief Executive Officer
Dated:	October 6, 2014

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